Exhibit 11

April 24, 2024

To whom it may concern:

Wegner CPAs hereby grants Shared Capital Cooperative permission to use our 2023 audit report for its regulation A offering and any associated reports connected with that offering.

Sincerely,

Brian Dahlk, CPA
Senior Manager

888.204.7665 | wegnercpas.com